Exhibit 99.1

News Release

Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102
www.ecolab.com

ANNUAL MEETING RESULTS ANNOUNCED;

STEPHEN I. CHAZEN AND ALL OTHER NOMINEES ELECTED TO BOARD

ST. PAUL, Minn. — May 2, 2013 — Ecolab Inc. announced today that at its annual meeting of stockholders the slate of 13 director nominees were elected for a one-year term ending in 2014.  In addition to 12 returning directors, stockholders elected Stephen I. Chazen to Ecolab’s board of directors.  Mr. Chazen is the president and chief executive officer of Occidental Petroleum Corporation and has nearly 20 years of energy industry experience.

In other business at today’s meeting, stockholders ratified the appointment of PricewaterhouseCoopers LLP as Ecolab’s independent registered public accounting firm for 2013; approved amendments to the Ecolab Inc. 2010 Stock Incentive Plan; and approved on an advisory basis the compensation of executives disclosed in the company’s proxy statement.  Also at the meeting, two advisory stockholder proposals were voted upon and not approved, including a stockholder proposal requesting the board of directors adopt a supplemental policy on stock retention requirements for senior executives and a stockholder proposal requesting the board to adopt a new political contributions policy.

The final vote tabulation on all matters voted on at today’s meeting will be reported to the U.S. Securities and Exchange Commission on a current report on Form 8-K and such report will be made available on the company’s web site, www.ecolab.com.

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2012 sales of $12 billion and 44,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality, commercial laundry and industrial markets in more than 170 countries around the world.

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Contacts:

Michael Monahan

651.293.2809

Or

Lisa Curran

651.293.2185

May 2, 2013

(ECL-C)